CERTIFICATE OF FORMATION OF
PACTIV LLC

This Certificate of Formation of PACTIV LLC (the “Company”), dated on the 14th day of December, 2011, is being duly executed and filed by Helen Dorothy Golding, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).
FIRST. The name of the limited liability company formed is Pactiv LLC. SECOND. The address of the registered office of the Company in the State of
Delaware is c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

FOURTH. The formation of the limited liability company will be effective at 12:01 am on December 31, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

[Remainder of the page intentionally left blank]

Step E1-5
23541806v3

By: //s// Helen Dorothy Golding
Name: Helen Dorothy Golding
Authorized person

Step El -5
23541806v3